Thompson & Knight LLP
ATTORNEYS AND COUNSELORS	AUSTIN DALLAS FORT WORTH HOUSTON NEW YORK ----------------------------------------------- ALGIERS LONDON México City MONTERREY
811 Main Street Suite 2500 Houston, TX 77002-6129 713.654.8111 FAX 713.654.1871 www.tklaw.com

September 15, 2020

MIND Technology, Inc. 2002 Timberloch Place, Suite 400 The Woodlands, Texas
Re: Post-Effective Amendment to Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to MIND Technology, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 originally filed by Mitcham Industries, Inc., a Texas corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “Commission”) on December 22, 2017, Registration No. 333 -222278 (after giving effect to the Post-Effective Amendment, and including the prospectus (the “Prospectus”) contained therein ,the “Registration Statement”). On August 3, 2020, as a result of the merger of the Predecessor Registrant with and into the Company, with the Company continuing as the surviving (the “Merger”), the Company automatically became the successor issuer to the Predecessor Registrant in accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934. In connection with the Merger, (i) each outstanding share of common stock, par value $0.01 per share, of the Predecessor Registrant automatically converted into one share of common stock, par value $0.01 per share, of the Company, and (ii) each outstanding share of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, of the Predecessor Registrant automatically converted into one share of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”).
The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the proposed issuance and sale from time to time by the selling stockholder named in the Registration Statement of up to 174,046 shares of the Preferred Stock (the “Shares”).
In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
(i)The Predecessor Registrant’s Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws.
(ii)The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
(iii)Certain resolutions adopted by the board of directors of the Predecessor Registrant relating to the Merger.

MIND Technology, Inc.
September 15, 2020

(iv)Certain resolutions adopted by the board of directors of the Company relating to the Merger and the Registration Statement.
(v)The Registration Statement.
We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinion expressed below.
In connection with the opinion expressed below, we have assumed:
(i)The genuineness of all signatures.
(ii)The authenticity of the originals of the documents submitted to us.
(iii)The conformity to authentic originals of any documents submitted to us as copies.
(iv)As to matters of fact material to our opinions, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company.
We have not independently established the validity of the foregoing assumptions.
Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
Our opinion set forth above is limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the constitution of such jurisdiction and reported judicial decisions interpreting such law), and we do not express any opinion herein concerning any other laws.
This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinion expressed herein is rendered and speaks only as of the date hereof and we specifically disclaim any responsibility to update such opinion subsequent to the date hereof or to advise you of subsequent developments affecting such opinion.
We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal

MIND Technology, Inc.
September 15, 2020

Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

             /s/ Thompson & Knight LLP

SWG/DKH
RHS